                                 United States
                       Security and Exchange Commission
                            Washington, D.C. 20549


                                 Schedule 13G

                       Under the Securities Act of 1934
                            (Amendment No.______ )*



                      Span America Medical Systems, Inc.
                      ----------------------------------
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                   846396109
                                   ---------
                                (CUSIP Number)

 CUSIP No. 846396109                   13G
           ---------


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      NAME OF REPORTING PERSON
 1.   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON
      DePrince, Race & Zollo, Inc.
      59-3299598

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                                (a) [X]
                                                                   (b) [_]

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      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Incorporated in the State of Florida

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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          153,805
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             none
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          153,805
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          none
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      $730,574
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
      No

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.14%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IA
------------------------------------------------------------------------------

                                 SCHEDULE 13 G

Item 1.
(a)  Span America Medical Systems Inc.

(b)  70 Commerce Drive
     Greenville, SC 29615

Item 2.
(a)  DePrince, Race & Zollo, Inc.

(b)  201 S. Orange Ave, Suite 850
     Orlando, FL 32801

(c)  USA

(d)  common stock

(e)  846396109

Item 3.
(e)  X

Item 4. Ownership
(a)  $730,574
(b)  6.14%
(c)  (i)    153,805 shares
     (iii)  153,805 shares

Item 5. Ownership of Five Percent or Less of a Class
N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9. Notice of Dissolution of Group
N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             Date 02/09/2001

                                             _____________________________
                                                                 Signature
                                             John D. Race    -     Partner
                                             -----------------------------
                                                                Name/Title